SECURITIES AND EXCHANGE COMMISSION Washington,
                     D.C. 20549
                            FORM 8-K
                         Current Report
                 Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported)

                        JANUARY 24, 1997

                 HIGHLANDS INSURANCE GROUP, INC.
     (Exact name of registrant as specified in its charter)

                            Delaware
         (State or Other Jurisdiction of Incorporation)

1-14028                                    75-2370945
(Commission File Number)        (IRS Employee Identification No.)

                     10370 Richmond Avenue,
                Houston, Texas        77042-4123
            (Address of principal executive offices)

                          (713)952-9555
       Registrant's telephone number, including area code


ITEM 5.   Other Events

     The registrant, may at its option, report under this item any events, with respect to which information is not otherwise called for by this form, that the registrant deems of importance to security holders.

     (a) On January 24, 1997, the registrant, Highlands Insurance Group, Inc. ("Highlands") issued a press release entitled "Highlands Insurance Group, Inc. Reached Agreement on Revised Terms to Acquire Vik Brothers Insurance, Inc." pertaining to an agreement in principle reached on the revised terms of the Agreement and Plan of Merger originally entered into June 21, 1996 for the acquisition by Highlands of Vik Brothers Insurance, Inc. ("VBII").

     Under the revised terms, Highlands will acquire VBII for aggregate consideration of approximately $110 million (previously $164 million), including the assumption of debt and preferred stock. Contingent payments of up to $32 million based on VBII's future operating results have been eliminated pursuant to the revised terms.

     Highlands will finance the acquisition with a combination of preferred stock (or similar securities), common stock and bank debt. Highlands will issue approximately 1.2 million shares of common stock, representing approximately 9.4% of Highlands' then outstanding common equity. Following completion of the acquisition, Highlands intends to contribute up to a maximum of $42 million of capital to the VBII insurance subsidiaries.

     Consummation of the acquisition is subject to receipt of certain consents, waivers or other agreements from certain securityholders of VBII and other third parties who have existing contractual arrangements with VBII, as well as regulatory approval. The parties expect to sign an amendment to the definitive agreement within the next several weeks incorporating the revised terms of the acquisition, and to close the acquisition by the end of the first quarter of 1997 or shortly thereafter.

     The foregoing summary, contained in paragraph (a) above, is subject to the full text of the press release with respect thereto, a copy of which is attached hereto as Exhibit 1, which exhibit is incorporated herein by reference.

     (b)  Exhibits

     Exhibit 1 - Press release dated January 24, 1997

                           SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                   HIGHLANDS INSURANCE GROUP, INC.

Date:  January 30, 1997               By:  MICHAEL A. WEBERPAL

                          EXHIBIT INDEX

EXHIBIT NO.                DESCRIPTION

     1           Press Release of January 24, 1997
                 Incorporated by Reference






FOR IMMEDIATE RELEASE         Contact:  Charles J. Bachand
January 24, 1997                        Vice President
                                        (713) 267-8567 (713)267
                                        8688 (Facsimile)

                 HIGHLANDS INSURANCE GROUP, INC.
          REACHES AGREEMENT ON REVISED TERMS TO ACQUIRE
                  VIK BROTHERS INSURANCE, INC.

     HOUSTON, Texas - January 24, 1997.Highlands Insurance Group, Inc. (Highlands) (NYSE: HIC), a regional property and casualty insurer, announced today that an agreement in principle has been reached on the revised terms of the agreement originally entered into June 21, 1996 for the acquisition by Highlands of Vik Brothers Insurance, Inc. of Lawrenceville, NJ (VBII).

     Under the revised terms, Highlands will acquire VBII for aggregate consideration of approximately $110 million (previously $164 million), including the assumption of debt and preferred stock. Contingent payments of up to $32 million based on VBII's future operating results have been eliminated pursuant to the revised terms.

     Highlands will finance the acquisition with a combination of preferred stock (or similar securities), common stock and bank debt. Highlands will issue approximately 1.2 million shares of common stock, representing approximately 9.4% of Highlands' then outstanding common equity. Following completion of the acquisition, Highlands intends to contribute up to a maximum of $42 million of capital to the VBII insurance subsidiaries.

     Consummation of the acquisition is subject to receipt of certain consents, waivers or other agreements from certain securityholders of VBII and other third parties who have existing contractual arrangements with VBII, as well as regulatory approval. The parties expect to sign an amendment to the definitive agreement within the next several weeks incorporating the revised terms of the acquisition, and to close the acquisition by the end of the first quarter of 1997 or shortly thereafter.

     The revised terms for the acquisition of VBII reflect a net loss of $8.9 million for VBII for the nine months ended September 30, 1996. This net loss is primarily a result of significant catastrophe losses in excess of $17 million incurred by VBII in July and September. In addition, the revised terms reflect the recent announcement by A.M. Best Company that its rating of VBII was being reduced from "B+" (very good) to "B-" (adequate).
A.M. Best indicated that the rating will remain under review pending the outcome of the transaction and the evaluation of VBII's year-end financial condition and management's plans to reverse deteriorating underwriting trends. However, A.M. Best indicated they view the transaction favorably.

     Upon the signing of the amendment, Highlands, rated "A-" (excellent) by A.M. Best, will enter into an agreement with VBII to reinsure all of VBII's new and renewal business written from January 1, 1997 to the date the acquisition is completed. If the acquisition is not completed, this reinsurance agreement will be terminated.

     VBII is an insurance holding company that primarily writes commercial property and casualty business for small to medium sized companies and, to a lesser extent, personal lines business. The company is licensed in 44 states and operates through more than 3,150 independent agents and twelve regional offices. For the nine months ended September 30, 1996, VBII had net premiums earned of $250.1 million and combined statutory surplus of approximately $104 million.

     Highlands is a regional insurance company that is primarily engaged in the commercial property and casualty insurance business, specializing in workers' compensation, general liability and other related coverages.